EXHIBIT 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O'Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125 office
lisa.oneill@lakecitybank.com

Lake City Bank Parent Announces
16% Increase in Quarterly Dividend
Warsaw, Indiana (April 12, 2017) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, announced that the Board of Directors approved a quarterly cash dividend for the first quarter of 2017 of $0.22 per share, payable on May 5, 2017 to shareholders of record as of April 25, 2017. The quarterly dividend represents a 16% increase over the quarterly dividend rate paid in 2016.

"Our strong capital position and continued profitability has provided the opportunity for another double digit dividend increase," said David M. Findlay, Lake City Bank President and Chief Executive Officer. "For the 27th time in the last 28 years, and for the seventh consecutive year, we produced record net income in 2016 as a result of continued growth at Lake City Bank. We are pleased with our ability to announce this 16% increase in our dividend for our shareholders."

Lake City Bank, a $4.3 billion bank headquartered in Warsaw, Indiana, is the fourth largest bank in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 49 branch offices in northern and central Indiana, delivering technology-driven solutions in a client-centric way to individuals and businesses. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit www.lakecitybank.com.
This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K.